Exhibit 99.1

Reynolds Consumer Products Reports Fourth Quarter and Fiscal Year 2019 Financial Results

Fourth Quarter and Fiscal Year 2019 Results In-Line with Expectations

Provides Annual 2020 Outlook

Initiates Quarterly Cash Dividend

LAKE FOREST, IL, March 10, 2020 – (BUSINESSWIRE) - Reynolds Consumer Products Inc. (“Reynolds”, “RCP” or the “Company”), today reported results for the fourth quarter and fiscal year ended December 31, 2019.

“I am pleased our fourth quarter and fiscal year 2019 financial results were in-line with our projections,” said Lance Mitchell, Reynolds’ President and Chief Executive Officer. “We are very enthusiastic about our successful IPO and debt offering in January. My sincere appreciation and congratulations to all the employees for this achievement. Our team continues to champion our categories and grow with our customers as consumer products preferences evolve. Our focus on durable long-term demand and expectation of stable growth and extremely high brand awareness positions us well to deliver growth in 2020 and beyond. We remain committed to driving revenue growth, market share gains and margin expansion through our Reyvolution initiative.”

Fiscal Year 2019 Financial Highlights

•	Net Revenues for fiscal year 2019 were $3.0 billion, compared to $3.1 billion in the prior year period.
•	Net Income for fiscal year 2019 was $225 million compared to $176 million in the prior year period.
•	Adjusted EBITDA for fiscal year 2019 was $655 million compared to $647 million in the prior year period.[1]

Fourth Quarter 2019 Financial Highlights

•	Net Revenues for the fourth quarter of 2019 were $835 million, compared to $907 million in the prior year period.

[1]	Adjusted Net Income, Adjusted Earnings Per Share and Adjusted EBITDA are non-GAAP measures. Refer to the discussion on non-GAAP financial measures and reconciliation included in this press release.

•	Net Income for the fourth quarter of 2019 was $90 million compared to $84 million in the prior year period.
•	Adjusted EBITDA for the fourth quarter of 2019 was $214 million compared to $224 million in the prior year period.[1]

Fiscal Year 2019 Results

Fiscal year 2019 total net revenues were $3.0 billion, a decrease of $0.1 billion compared to the prior year period. This was largely a result of unusually high demand in the fourth quarter of 2018 as customers increased inventory levels due to uncertainty regarding availability of future transportation. Also contributing to this year over year decline was lower foodservice and reroll sales, the exit of certain low margin store-branded businesses and lower pricing, primarily driven by increased trade promotion to support certain customers in achieving certain key retail price points.

Net Income for fiscal year 2019 was $225 million compared to $176 million in the prior year period. The increase in Net Income reflects the combination of lower material and manufacturing costs and lower interest expense following our reduction in related party borrowings during the second quarter of fiscal year 2019. The benefit from these items was partially offset by the impact of lower revenue and lower pricing, both as discussed above in Net Revenues, transaction-related costs associated with the IPO and higher personnel costs.

Adjusted EBITDA for fiscal year 2019 was $655 million compared to $647 million in 2018, an increase of 1%. Lower material and manufacturing costs were partially offset by lower volume from the shift into Q4 2018 noted above, higher personnel-related costs and lower pricing.

Fourth Quarter 2019 Results

Total net revenues in the fourth quarter of 2019 were $835 million compared to $907 million in the prior year period. This decrease was primarily due to unusually high demand in the fourth quarter of 2018 as customers increased inventory levels due to uncertainty regarding availability of future transportation. The decrease in net revenues is also attributable to changes made earlier in fiscal year 2019, including the exit of certain low margin store branded business and lower pricing as we adjusted prices in response to lower commodity costs.

Net Income for the fourth quarter of 2019 was $90 million compared to $84 million in the prior year period. The increase in Net Income for the year ended December 31, 2019 is driven by the benefit of lower interest expense following our reduction in related party borrowings during the second quarter of fiscal year 2019 and lower materials and manufacturing costs. These benefits are partially offset by the decline in Net revenues, for the reasons discussed above, particularly the customer inventory build in the three months ended December 31, 2018, and transaction-related costs associated with the IPO.

[1]	Adjusted Net Income, Adjusted Earnings Per Share and Adjusted EBITDA are non-GAAP measures. Refer to the discussion on non-GAAP financial measures and reconciliation included in this press release.

Adjusted EBITDA was $214 million in the fourth quarter of 2019 compared to $224 million in the fourth quarter of 2018. The decrease in Adjusted EBITDA was primarily due to the decline in net revenues, for the reasons discussed above, particularly the customer inventory build in the fourth quarter of 2018, partially offset by lower material and manufacturing costs.

Key Segment Results

Reynolds Cooking & Baking

Reynolds Cooking & Baking net revenues in the fourth quarter were $332 million, compared to $379 million in the prior year period. This decrease was driven by the unusually high demand in the fourth quarter of 2018 as customers increased inventory levels due to uncertainty regarding availability of future transportation, lower reroll sales and lower pricing as we adjusted prices in response to lower commodity costs. Adjusted EBITDA in the fourth quarter was $93 million compared to the prior year period of $95 million as lower material and manufacturing costs mostly offset the volume shift noted above. Adjusted EBITDA margin was 28.0%, compared to 25.1% in the prior year period.

Hefty Waste & Storage

Hefty Waste & Storage net revenues in the fourth quarter were $176 million compared to $188 million in the prior year period. This decrease was primarily driven by the unusually high demand in the fourth quarter of 2018 as customers increased inventory levels due to uncertainty regarding availability of future transportation. Adjusted EBITDA in the fourth quarter was $48 million compared to $59 million in the prior year period primarily driven by the impact of net revenues, as discussed above, as well as higher advertising and logistics costs. Adjusted EBITDA margin was 27.3%, compared to 31.4% in the prior year period.

Hefty Tableware

Hefty Tableware net revenues in the fourth quarter were $206 million compared to $205 million in the prior year period. New product growth at several major customers and distribution gains were mostly offset by the exit of certain low margin store branded business. Adjusted EBITDA in the fourth quarter increased to $52 million compared to $50 million in the prior year period primarily due to lower logistics costs. Adjusted EBITDA margin was 25.2%, compared to 24.4% in the prior year period.

Presto Products

Presto Products net revenues in the fourth quarter were $124 million compared to $137 million in the prior year period. This decrease was driven by the exit of certain low margin store-branded businesses. Adjusted EBITDA in the fourth quarter was flat compared to the prior year period at $24 million as the exited store branded businesses noted above had minimal Adjusted EBITDA impact. Adjusted EBITDA margin was 19.4%, compared to 17.5% in the prior year period.

Fiscal Year 2020 Outlook

For the fiscal year ending December 31, 2020, the Company is providing the following guidance:

•	Net Income to be in the range of $320 million to $350 million
•	Earnings per share to be in the range of $1.52 to $1.67 per share
•	Adjusted Net Income to be in the range of $350 million to $370 million[1]
•	Adjusted earnings per share to be in the range of $1.67 to $1.76 per share[1]
•	Adjusted EBITDA to be in the range of $675 million to $695 million[1]
•	Net Debt to be in the range of $2.0 billion to $2.2 billion

Successful Initial Public Offering

Subsequent to the quarter end, on January 30, 2020, the Company priced its initial public offering (“IPO”) in which it issued 54,245,500 shares of common stock, including an overallotment option which was exercised by the underwriters on February 7, 2020. The IPO price was $26.00 per share for net proceeds of approximately $1,336 million, after deducting underwriting discounts and commissions and other expenses. The Company used the net proceeds from the IPO to pay down debt. Subsequent to the IPO, there were 209,700,500 shares of common stock outstanding. On February 4, 2020, in conjunction with the Company’s Corporate Reorganization and IPO, it entered into a $2,475 million senior secured Term Loan Facility with up to $250 million of borrowing capacity under the Company’s senior secured Revolving Credit Facility. Subsequent to the exercise of the greenshoe, Reynolds had approximately $200 million of cash and approximately $2,475 million total debt outstanding on the balance sheet.

Initiates Quarterly Cash Dividend

The Company announced today that its Board of Directors has approved the initiation of a quarterly cash dividend. The initial dividend will be sized at 50% of Adjusted Net Income, paid quarterly. Prorated for the period subsequent to the IPO, the dividend for the first quarter of 2020 will be $0.15 per common share. The Company expects to pay this dividend on April 30, 2020 to shareholders of record as of March 16, 2020. Going forward, the Company expects to pay dividends approximately 60 days after each fiscal quarter end.

[1]	Adjusted Net Income, Adjusted Earnings Per Share and Adjusted EBITDA are non-GAAP measures. Refer to the discussion on non-GAAP financial measures and reconciliation included in this press release.

Conference Call and Webcast Presentation

The Company will host a conference call and webcast presentation along with the executive management team to discuss these results with additional comments and details today at 8:30 a.m. ET (7:30 a.m. CT). The live conference call webcast and supplemental presentation will be available live over the Internet through the Investors section of the Company’s website at www.reynoldsconsumerproducts.com. To participate on the live call, dial (855) 982-6675 and enter the passcode 6477706. A telephone replay will be available approximately two hours after the call concludes through Tuesday, March 24, 2020, by dialing (855) 859-2056, and entering passcode 6477706.

About Reynolds Consumer Products Inc.

RCP’s mission is to simplify daily life so consumers can enjoy what matters most. RCP is a market-leading consumer products company with a presence in 95% of households across the United States. RCP produces and sells products across three broad categories: cooking products, waste & storage products and tableware that are sold under iconic brands such as Reynolds and Hefty, as well as under store brands that are strategically important to RCP’s customers. Overall, across both branded and store brand offerings, RCP holds the #1 or #2 U.S. market share position in the majority of product categories in which it participates.

Note to Investors Regarding Forward Looking Statements

This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including our fiscal year 2020 guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K.

For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update any forward looking statement, whether as a result of new information, future events or otherwise.

REYN-F

Contact

Media

Kate Ottavio Kent

Kate.OttavioKent@icrinc.com

203-682-8276

Investors

Katie Turner & Rachel Perkins

Investors@ReynoldsBrands.com

646-277-1228

Reynolds Consumer Group

Statement of Income

($ in millions)

	Three months ended December 31		Year ended December 31
	2019	2018	2019	2018
Net revenues	$800	$868	$2,883	$2,981
Related party net revenues	35	39	149	161
Total net revenues	835	907	3,032	3,142
Cost of sales	(572)	(641)	(2,152)	(2,310)
Gross profit	263	266	880	832
Selling, general and administrative expenses	(74)	(70)	(305)	(288)
Other expense, net	(31)	(11)	(65)	(31)
Income from operations	158	185	510	513
Non-operating expense, net	(1)	—	—	—
Interest expense, net	(35)	(68)	(209)	(280)
Income before income taxes	122	117	301	233
Income tax (expense) benefit	(32)	(33)	(76)	(57)
Net income	$90	$84	$225	$176
Adjusted EBITDA (Non-GAAP)	$214	$224	$655	$647

Reynolds Consumer Group

Segment Results

($ in millions)

	Reynolds Cooking & Baking	Hefty Waste & Storage	Hefty Tableware	Presto Products	Unallocated	Total
Revenues
Three months ended December 31, 2019	$332	$176	$206	$124	$(3)	$835
Three months ended December 31, 2018	379	188	205	137	(2)	907
Year ended December 31, 2019	1,076	709	751	511	(15)	3,032
Year ended December 31, 2018	1,159	696	757	539	(9)	3,142
Adjusted EBITDA
Three months ended December 31, 2019	93	48	52	24	(3)	214
Three months ended December 31, 2018	95	59	50	24	(4)	224
Year ended December 31, 2019	209	190	178	91	(13)	655
Year ended December 31, 2018	234	172	168	85	(12)	647

Use of Non-GAAP Financial Measures

We use non-GAAP financial measures “Adjusted EBITDA,” “Adjusted Net Income,” and “Adjusted Earnings Per Share” in evaluating our past results and future prospects. We define Adjusted EBITDA as net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and further adjusted to exclude unrealized gains and losses on derivatives, costs associated with rationalizing operations and administrative functions, factoring discounts, defined benefit plan settlement losses, amortization of actuarial gains, the allocated related party management fee and transaction-related costs. We define Adjusted Net Income and Adjusted Earnings Per Share as Net Income and Earnings Per Share calculated in accordance with GAAP, plus the sum of initial public offering transaction-related costs, net of tax benefit.

We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. We use Adjusted Net Income and Adjusted Earnings Per Share as a supplemental metrics to evaluate our business’ performance in way that also considers our ability to generate profit without the impact of certain items. Accordingly, we believe presenting these metrics provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

Guidance for fiscal year 2020, where adjusted, is provided on a non-GAAP basis, which the Company will continue to identify as it reports its future financial results. The Company cannot reconcile its expected Adjusted EBITDA to net income under “Fiscal Year 2020 Guidance” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time.

Please see reconciliations of Non-GAAP measures used in this release (with the exception of our 2020 Adjusted EBITDA outlook, as described above) to the most directly comparable GAAP measures, beginning on the following page.

Reynolds Consumer Group

Reconciliation of Net Income to Adjusted EBITDA

($ in millions)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Net income – GAAP	$90	$84	$225	$176
Income tax expense (benefit)	32	33	76	57
Interest expense, net	35	68	209	280
Depreciation and amortization	28	21	91	87
Factoring discount	10	8	25	22
Allocated related party management fee	3	4	10	10
Transaction-related costs	19	—	31	—
Unrealized losses (gains) on derivatives	—	6	(9)	14
Business rationalization costs	(1)	—	—	4
Other	(2)	—	(3)	(3)
Adjusted EBITDA (Non-GAAP)	$214	$224	$655	$647

Reynolds Consumer Group

Reconciliation of 2020 Net Income Guidance to Adjusted Net Income Guidance

(amounts in millions, except per share data)

	Net Income		Diluted shares	Diluted Earnings Per Share
	low	high	outstanding (1)	low	high
Fiscal Year 2020 - Guidance	$320	$350	210.1	$1.52	$1.67
Adjustments:
IPO Transaction-related costs, net of tax benefit	$30	$20	210.1	$0.15	$0.09
Fiscal Year 2020 - Adjusted Guidance	$350	$370	210.1	$1.67	$1.76

(1)	Includes 209.7 million shares outstanding as of March 6, 2020 and assumed dilution of 0.4 million shares of unvested RSU’s